Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

NeuroOne Medical Technologies Corporation

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share, to be issued under the NeuroOne Medical Technologies Corporation 2021 Inducement Plan	(1)	Other	575,000	$0.6110	$351,325.00	0.0001381	$48.52

Total Offering Amounts:						$351,325.00		48.52
Total Fee Offsets:								0.00
Net Fee Due:								$48.52

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Offering Note(s)

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to paragraph (h) of Rule 457 under the Securities Act. The proposed maximum offering price per share is based upon the exercise price for the shares of common stock underlying outstanding stock options pursuant to Rule 457(h) under the Securities Act.